Exhibit 99.1

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MSCI Inc. Reports Record Revenues for First Quarter 2008

New York – April 9, 2008 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for first quarter ended February 29, 2008.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2007, unless otherwise noted.)

•	Operating revenues increased 20.5% to $105.0 million in first quarter 2008.
•	Adjusted EBITDA increased to $47.1 million in first quarter 2008 for an adjusted EBITDA margin of 44.9%. See Table 8 "Reconciliation of Adjusted EBITDA to Net Income."
•	Net income decreased 17.1% to $17.9 million ($0.18 per diluted share) in first quarter 2008 for a net income margin of 17.1%.

Henry A. Fernandez, Chairman and CEO, said “The strength of our business model was demonstrated by the 29.4% increase in adjusted EBITDA and the 44.9% adjusted EBITDA margin reported for our first quarter. Our first quarter performance highlights continued strong demand for our performance measurement and portfolio risk management tools among new and existing clients worldwide. This demand is evident in the year-over-year growth of 22.0% for the run rate of our subscription based fees. We also experienced 29.9% growth in the run rate of our asset based fees, and while this run rate declined compared to the run rate at the end of fiscal 2007, we remain very excited about the secular growth prospects for revenues from licensing our indices for use as the basis for exchange traded funds (ETFs) globally.”

Factors Impacting Comparability of Our Financial Results

Net income and earnings per share (EPS) for first quarter 2008 are not comparable with first quarter 2007 primarily because of founders grant expense, changes in our capital structure and our initial public offering (IPO). See disclosures below for additional details.

Selected Financial Information
Table 1
	Three Months Ended
	February 29,	February 28,
Amounts in thousands, except per share data	2008	2007	Change
Operating revenues	$104,951	$87,069	20.5%
Operating expenses	$70,261	$57,496	22.2%
Net income	$17,934	$21,642	(17.1%)
% Margin	17.1%	24.9%
Diluted EPS	$0.18	$0.26	(31.0%)

Operating expenses excluding founders grant[1]	$65,465	$57,496	13.9%
Adjusted EBITDA[2]	$47,095	$36,403	29.4%
% Margin	44.9%	41.8%

[1] Excludes certain equity-based compensation (“founders grant”) expenses of $4.8 million for the three months ended February 29, 2008 and $0 for the three months ended February 28, 2007.
[2] See Table 8 "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures.”

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Summary of Results for Fiscal First Quarter 2008

Operating Revenues

Total operating revenues for the three months ended February 29, 2008 (first quarter 2008) increased 20.5% to a record $105.0 million compared to $87.1 million for the three months ended February 28, 2007 (first quarter 2007). The growth was driven by an increase in our revenues related to index and analytics subscriptions and to equity index asset based fees, which were up 15.3% and 50.1%, respectively, in first quarter 2008. The growth was across all client types and geographic regions as it was for the three months ended November 30, 2007 (fourth quarter 2007). While we experienced strong growth in first quarter 2008 compared to first quarter 2007, we were negatively impacted by lower growth in revenues from ETF fees, which resulted in operating revenues increasing 3.2% in first quarter 2008 compared to fourth quarter 2007.

Our aggregate retention rate increased to 97% for first quarter 2008 from 95% for first quarter 2007 with retention rate increases in most product categories. The retention rate for first quarter 2007 was negatively impacted by the cancellation of a large fixed income index subscription. Excluding this cancellation, the retention rate was 96%. Retention rates are generally higher during the first three fiscal quarters and lower in the fourth quarter. In recent years, on average, approximately 40% of our subscription cancellations for the year have occurred in the fourth quarter.

In first quarter 2008, we added 54 net new clients. At February 29, 2008, we had a total of 2,980 clients, excluding asset based fee clients.

Equity Indices: Revenues related to Equity Indices increased 26.4% to $58.4 million in first quarter 2008 compared to the same period in 2007, and increased 4.2% compared to fourth quarter 2007. Revenues from equity index subscriptions were up 17.1% to $38.8 million in first quarter 2008. The increase reflects growth in subscriptions to our MSCI Global Investable Market Indices with notable growth in our global small cap indices. In addition, we are experiencing increased demand for our equity index subscription products as our clients continue to expand their operations globally.

Revenues attributable to equity index asset based fees increased 50.1% to $19.6 million in first quarter 2008. The growth in the value of assets in ETFs linked to MSCI equity indices increased $43.8 billion, or 32.4%, to $179.2 billion as of February 29, 2008 from $135.4 billion as of February 28, 2007. This growth in assets was primarily the result of net asset inflows and, to a lesser extent, net asset appreciation.

Revenue growth from ETF fees, while strong, only increased 4.9% in first quarter 2008 compared to fourth quarter 2007 as a result of the declines in equity markets worldwide and increased volatility. While new ETFs linked to MSCI equity indices continue to be introduced into the market, the asset values linked to existing ETFs have been negatively impacted by declines in a number of equity markets. Compared to fourth quarter 2007, the value of assets in ETFs linked to MSCI equity indices decreased approximately $12.5 billion, or 6.5%, from $191.7 billion as of November 30, 2007 to $179.2 billion as of February 29, 2008. The $12.5 billion decrease from November 30, 2007 was attributable to asset depreciation of approximately $15.2 billion which was partially offset by an increase of approximately $2.7 billion in the total of such assets as a result of asset inflows. A majority of the $2.7 billion increase was due to ETFs introduced over the last twelve months.

The three MSCI indices with the largest amount of ETF assets linked to them as of February 29, 2008 were the MSCI EAFE, Emerging Markets and Japan Indices with $47.1 billion, $36.2 billion and $10.0 billion in assets, respectively.

Equity Portfolio Analytics: Revenues related to Equity Portfolio Analytics products increased 10.1% to $32.3 million in first quarter 2008 compared to the same period in 2007. This growth reflects an increase in client demand for our tools used in managing equity portfolio risk, developing quantitative equity investment processes, and

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enhancing their equity trading strategies. Growth was particularly strong in subscriptions to our proprietary equity risk data accessed through our Equity Models Direct and Barra on Vendors products. New subscriptions to Barra Aegis also contributed to revenue growth, although to a lesser extent than Equity Models Direct and Barra on Vendors products. Revenues related to Equity Portfolio Analytics increased 2.3% in first quarter 2008 compared to fourth quarter 2007.

Multi-Asset Class Portfolio Analytics: Revenues related to Multi-Asset Class Portfolio Analytics increased 84.3% to $7.9 million in first quarter 2008 compared to the same period in 2007. The increase is largely attributable to revenue growth from BarraOne. Note that new subscriptions for BarraOne tend to be uneven throughout the year resulting in variability in revenue growth. Revenues related to Multi-Asset Class Portfolio Analytics increased 2.5% in first quarter 2008 compared to fourth quarter 2007.

We continue to see strong demand from asset owners and asset managers for BarraOne, and we expect this trend to continue as we expand the analytical functionality and asset class coverage. In first quarter 2008, we launched historical value at risk and performance attribution tools within BarraOne which should contribute to revenues in the coming quarters.

Other Products: Revenues from Other Products decreased 12.5% to $6.3 million in first quarter 2008 compared to the same period in 2007. The decline reflects decreased asset based fees from investment products linked to MSCI hedge fund indices and the cancellation of a large fixed income index subscription at the end of February 2007. Strong growth in our energy and commodity analytics products under the FEA brand partially offset this decline.

Operating Expenses

Operating expenses increased 22.2% to $70.3 million in first quarter 2008 compared to first quarter 2007. Excluding expenses related to the founders grant (as described below), operating expenses increased 13.9% to $65.5 million in first quarter 2008, with increases in compensation and non-compensation expenses of 2.8% and 38.6%, respectively. The compensation expense increase reflects higher compensation costs for existing staff, offset, in part, by a movement of personnel to lower cost locations. The non-compensation expense increase reflects expenses associated with being a public company and expenses related to replacing services provided by Morgan Stanley. In addition, higher marketing and product development costs contributed to the increase. In first quarter 2007, operating expenses included severance and a bad debt provision reversal.

Cost of services decreased 2.1% to $31.6 million in first quarter 2008 compared to first quarter 2007. Excluding the founders grant, cost of services expenses decreased 6.1% to $30.3 million in first quarter 2008, largely due to a decrease in compensation expenses. Compensation expenses excluding the founders grant declined 10.3% reflecting lower headcount and the movement of personnel to lower cost centers. A 1.8% increase in non-compensation expenses partially offset the decrease in compensation expenses. The increase is primarily due to higher information processing costs and occupancy costs.

Selling, general and administrative expenses increased 66.4% to $31.6 million in first quarter 2008 compared to $19.0 million in first quarter 2007. Excluding the founders grant, selling, general and administrative expenses increased 47.9% to $28.0 million in first quarter 2008. Compensation expenses excluding the founders grant increased 22.1%, to $17.4 million, which was attributable to higher compensation costs for existing staff, increased staffing levels related to the preparation for the replacement of current Morgan Stanley services and higher bonus accruals. Non-compensation expenses increased 126.1% to $10.6 million. Of the $5.9 million increase in non-compensation expense, $2.5 million is due to increased expenses related to our transition to a public company and costs incurred to replace the services currently provided by Morgan Stanley and $1.0 million is due to higher

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information technology and marketing and development costs. In addition, the comparison was unfavorable because of a $2.1 million benefit to the bad debt provision recorded in first quarter 2007.

We expect operating expense increases from initial set-up costs and overlaps with the cost of Morgan Stanley services to continue until we have replaced services currently provided by Morgan Stanley.

Expenses related to the founders grant of $4.8 million in first quarter 2008 reflected the amortization of share based compensation expense associated with restricted stock units and options awarded to employees as a one-time grant which became effective in connection with our IPO completed during November 2007. In first quarter 2007, there were no amortized expenses associated with the founders grant.

The number of full-time employees decreased by five to 652 on February 29, 2008 from 657 on February 28, 2007 but increased by 15 from 637 on November 30, 2007. The decline in full-time employees of five from February 28, 2007 was composed of a decline of 55 in our offices in Berkeley, London and New York in aggregate, an increase of 39 in our offices in Budapest and Mumbai in aggregate, and an increase of 11 across our other locations.

Interest Income (Expense) and Other, Net

Interest income (expense) and other, net was an expense of $6.0 million in first quarter 2008 compared to income of $5.0 million in first quarter 2007. The $10.9 million decrease was the result of an increase in interest expense and a reduction of interest income. Interest income decreased as a result of holding substantially lower cash balances. We experienced higher interest expense as a result of interest due on term loan borrowings of $425 million under our credit facility.

Provision for Income Taxes

The provision for income taxes decreased 16.4% to $10.8 million in first quarter 2008 as a result of lower pre-tax income. The effective tax rate for first quarter 2008 was 37.6% compared to 37.4% in first quarter 2007. The increase is largely due to higher state and local income taxes.

Net Income

Net income decreased 17.1% to $17.9 million in first quarter 2008 from first quarter 2007 and the net income margin decreased to 17.1% from 24.9%. The decline in net income primarily reflects founders grant expense, higher interest expense and lower interest income, which were offset, in part, by the increase in operating income. On a diluted per share basis, the decline was 31.0% which, in addition to the items cited above, also reflects a higher number of diluted shares outstanding in first quarter 2008 compared to first quarter 2007 due to the additional common shares issued in conjunction with our November 2007 IPO.

Adjusted EBITDA

Adjusted EBITDA increased 29.4% to $47.1 million for first quarter 2008 from Adjusted EBITDA of $36.4 million for first quarter 2007. See Table 8 “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 44.9% in first quarter 2008 from 41.8% in first quarter 2007. The increase reflects the operating leverage in the business as a result of the strong revenue growth across most product categories, including the high margin ETF licensing model, and disciplined cost management. Adjusted EBITDA for first quarter 2008 declined $1.6 million or 3.3% compared to fourth quarter 2007.

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Table 2a

Run Rates and Other Key Metrics
(Year-over-Year Comparison)

	As of
	February 29,	February 28,	% Change
	2008	2007	Year-over-Year
Run Rates[1] ($ thousands)
Subscription based fees
Equity indices	$154,103	$124,135	24.1%
Equity portfolio analytics	131,349	111,604	17.7%
Multi-asset class analytics	31,739	23,441	35.4%
Other	18,400	15,896	15.8%
Subscription based fees total	335,591	275,076	22.0%
Asset based fees
Equity indices[2]	73,358	52,956	38.5%
Hedge fund indices	4,371	6,880	(36.5%)
Asset based fees total	77,729	59,836	29.9%
Total Run Rate	$413,320	$334,912	23.4%

Subscription based fees - % Americas	44%	43%
Subscription based fees - % non-Americas	56%	57%

Retention Rate[3]	97%	95%

Client Count[4]	2,980	2,769

ETF Assets linked to MSCI indices ($ billions)	$179.2	$135.4

Full-time employees	652	657

[1]The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we receive such notice, even if the notice is not effective until a later date.

[2]Includes transaction volume-based products, principally futures and options traded on certain MSCI indices.
[3]Our retention rate for any period represents the percentage of the subscription run rate as of the beginning of the period that is not cancelled during the period. The retention rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. Retention rates are generally higher during the first three fiscal quarters and lower in the fourth quarter. The retention rate is for the three month periods ended February 29, 2008 and February 28, 2007, respectively.

[4]The client count excludes asset based fee clients. Our client count includes affiliates, cities and certain business units within a single organization as separate clients when they separately subscribe to our products.

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Table 2b

Run Rates and Other Key Metrics
(Sequential Comparison)

	As of
	February 29,	November 30,	% Change
	2008	2007	Quarterly
Run Rates[1] ($ thousands)
Subscription based fees
Equity indices	$154,103	$143,717	7.2%
Equity portfolio analytics	131,349	123,561	6.3%
Multi-asset class analytics	31,739	30,638	3.6%
Other	18,400	17,728	3.8%
Subscription based fees total	335,591	315,644	6.3%
Asset based fees
Equity indices[2]	73,358	76,898	(4.6%)
Hedge fund indices	4,371	4,963	(11.9%)
Asset based fees total	77,729	81,861	(5.0%)
Total Run Rate	$413,320	$397,505	4.0%

Subscription based fees - % Americas	44%	43%
Subscription based fees - % non-Americas	56%	57%

Retention Rate[3]	97%	92%

Client Count[4]	2,980	2,926

ETF Assets linked to MSCI indices ($ billions)	$179.2	$191.7

Full-time employees	652	637

[1]The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we receive such notice, even if the notice is not effective until a later date.

[2]Includes transaction volume-based products, principally futures and options traded on certain MSCI indices.
[3]Our retention rate for any period represents the percentage of the subscription run rate as of the beginning of the period that is not cancelled during the period. The retention rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. Retention rates are generally higher during the first three fiscal quarters and lower in the fourth quarter. The retention rate is for the three month and twelve month periods ended February 29, 2008 and November 30, 2007, respectively.

[4]The client count excludes asset based fee clients. Our client count includes affiliates, cities and certain business units within a single organization as separate clients when they separately subscribe to our products.

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Table 3

ETF Assets Linked to MSCI Indices
(Quarter-Ended)

	2007				2008
$ in Billions	February	May	August	November	February
AUM in ETFs linked to MSCI Indices	$135.4	$150.2	$ 156.5	$191.7	$179.2

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$9.8	$5.9	$(0.8)	$11.2	$(15.2)
Cash Inflow/Outflow	13.3	8.9	7.1	24.0	2.7
Total Change	$23.1	$14.8	$6.3	$35.2	$(12.5)

Source: Bloomberg
Note: The AUM (assets under management) are as of quarter-end.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review first quarter 2008 results on Wednesday, April 9, 2008 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI Inc.'s website, www.mscibarra.com, 1-877-627-6580 within the United States. International callers dial 1-719-325-4935.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through April 23, 2008. To listen to the recording, visit the investor relations section of www.mscibarra.com, or dial 1-888-203-1112 (passcode: 7441851) within the United States. International callers dial 1-719-457-0820 (passcode: 7441851).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc. MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

MSCI Inc. Investor Relations                                                                                           + 1.866.447.7874

For media enquiries please contact:

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Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York      + 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London                                                     + 44.20.7786.4888

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2007 and filed with the Securities and Exchange Commission on February 28, 2008. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Factors Impacting Comparability of Our Financial Results

Net income and EPS for first quarter 2008 are not comparable with first quarter 2007 because of our initial public offering, changes in our capital structure, and founders grant expense.

Weighted Shares Outstanding

In November 2007, we completed our initial public offering in which we issued 16.1 million shares. As such, weighted average common shares outstanding for first quarter 2008 includes these additional shares while first quarter 2007 does not.

Credit Facility

As of February 29, 2008, we had borrowings of $419.4 million outstanding under our credit facility. As of February 28, 2007, there was no debt outstanding. Consequently, interest and other income (expense), net was an expense of $6.0 million in first quarter 2008 compared to income of $5.0 million in first quarter 2007.

Founders Grant

On November 6, 2007, our Board of Directors approved the award of founders grants to our employees in the form of restricted stock units and/or options. The aggregate value of the grants, which were made on November 14, 2007, was approximately $68.0 million of restricted stock units and options. The restricted stock units and options vest over a four-year period, with 50% vesting on the second anniversary of the grant date and 25% vesting on the third and fourth anniversary of the grant date. The options have an exercise price per share of $18.00 and have a term of ten years subject to earlier cancellation in certain circumstances. The aggregate value of the options is calculated using the Black-Scholes valuation method consistent with SFAS No. 123R. As a result, operating expenses in first quarter 2008 included $4.8 million of founders grant expense compared to $0 for first quarter 2007.

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Table 4

MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
	February 29,	February 28,	November, 30,
Amounts in thousands, except per share data	2008	2007	2007
Operating revenues	$104,951	$87,069	$101,658

Operating expenses
Cost of services	31,586	32,266	29,678
Selling, general and administrative	31,550	18,964	24,593
Amortization of intangible assets	7,125	6,266	7,125
Total operating expenses	70,261	57,496	61,396

Operating income	34,690	29,573	40,262

Interest income	2,372	5,062	1,432
Interest expense	(8,463)	(95)	(7,730)
Other income	136	27	137
Interest income (expense) and other, net	(5,955)	4,994	(6,161)

Income before income taxes	28,735	34,567	34,101

Provision for income taxes	10,801	12,925	15,862

Net income	$17,934	$21,642	$18,239

Earnings per basic common share	$0.18	$0.26	$0.21
Earnings per diluted common share	$0.18	$0.26	$0.21

Weighted average shares outstanding used in computing earnings per share
Basic	100,011	83,900	86,733
Diluted	100,728	83,900	86,803

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Table 5

Operating Revenues by Product Category

	Three Months Ended			Change from
	February 29,	February 28,	November 30,	February 28,	November 30,
Amounts in thousands	2008	2007	2007	2007	2007
Equity indices
Equity index subscriptions	$38,809	$33,154	$37,342	17.1%	3.9%
Equity index asset based fees	19,588	13,047	18,680	50.1%	4.9%
Equity indices total	58,397	46,201	56,022	26.4%	4.2%
Equity portfolio analytics	32,342	29,364	31,625	10.1%	2.3%
Multi-asset class portfolio analytics	7,892	4,283	7,701	84.3%	2.5%
Other products	6,320	7,221	6,310	(12.5%)	0.2%
Total operating revenues	$104,951	$87,069	$101,658	20.5%	3.2%

Table 6

Operating Expenses by Category excluding Founders Grant

	Three Months Ended
	February 29,	February 28,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$18,938	$21,106	(10.3%)
Non-compensation	11,359	11,160	1.8%
Total	30,297	32,266	(6.1%)
Selling, general and administrative
Compensation	17,429	14,269	22.1%
Non-compensation	10,614	4,695	126.1%
Total	28,043	18,964	47.9%
Amortization of intangible assets	7,125	6,266	13.7%
Operating expenses excluding founders grant	65,465	57,496	13.9%
Founders grant	4,796	-	-
Operating expenses including founders grant	$70,261	$57,496	22.2%

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Table 7

Operating Expenses by Category including Founders Grant

	Three Months Ended
	February 29,	February 28,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$18,938	$21,106	(10.3%)
Founders grant	1,289	-	-
Total	20,227	21,106	(4.2%)
Non-compensation	11,359	11,160	1.8%
Total	31,586	32,266	(2.1%)
Selling, general and administrative
Compensation	17,429	14,269	22.1%
Founders grant	3,507	-	-
Total	20,936	14,269	46.7%
Non-compensation	10,614	4,695	126.1%
Total	31,550	18,964	66.4%
Amortization of intangible assets	7,125	6,266	13.7%
Operating expenses including founders grant	$70,261	$57,496	22.2%

Table 8

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	February 29,	February 28,	November 30,
Amounts in thousands	2008	2007	2007
Adjusted EBITDA	$47,095	$36,403	$48,682
Less: Founders Grant expense	4,796	-	828
Less: Depreciation and amortization	484	564	467
Less: Amortization of intangible assets	7,125	6,266	7,125
Add: Interest and other income (expense), net	(5,955)	4,994	(6,161)
Less: Provision for income taxes	10,801	12,925	15,862
Net income	$17,934	$21,642	$18,239

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Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare us to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event. Although the founders grant was a one time event, the amortization of the award will be recognized over four years.

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